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BLACKROCK KELSO CAPITAL CORPORATION

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BlackRock Kelso Capital Corporation Declares Regular Quarterly Distribution of $0.21 per Share,

Announces September 30, 2014 Quarterly Financial Results

BlackRock Advisors, LLC to Acquire Certain Assets of BlackRock Kelso Capital Advisors LLC

New York, New York, November 6, 2014 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly distribution of $0.21 per share payable on January 7, 2015 to stockholders of record as of December 24, 2014.

HIGHLIGHTS:

Operating Results for the Quarter Ended September 30, 2014:

Net investment income per share: $0.26

Distributions declared per share: $0.21

Earnings per share: $0.39

Net asset value per share: $9.97

Net investment income: $19.3 million

Net realized and unrealized gains: $9.6 million

Net increase in net assets from operations: $29.0 million

Net investment income per share, as adjusted1: $0.23

Net investment income, as adjusted1: $17.3 million

Earnings per share, as adjusted1: $0.36

Net increase in net assets from operations, as adjusted1: $26.9 million

Certain transactions completed during the quarter:

•	We funded $60.0 million of our $85.0 million commitment in the GSE Environmental, Inc. (“GSE”) first lien term loan during the quarter. We subsequently sold $17.6 million of our investment to a third party, netting an upfront fee of $1.3 million on both transactions. GSE manufactures geo-synthetic products utilized in industrial and civil projects to support environmental protection.

•	We helped structure a new second lien credit facility to Hunter Defense Technologies, Inc. (“HDT”), and provided $45.0 million of the $80.0 million tranche, earning a 2.5% capital structuring fee, or $1.1 million. Subsequently, we earned another $1.1 million amendment fee for consenting to an acquisition of HDT. HDT is a designer and manufacturer of tactical shelters, heating and cooling units, and air filtration systems for military and commercial end markets.

•	We invested $20.0 million in the MD America Holdings, LLC (“MD America”) senior secured first lien term loan. MD America is an upstream oil and gas exploration and production company with 14,818 net acres of leasehold in the Woodbine play in East Texas.

Recent Developments

•	On November 5, 2014, BlackRock Advisors, LLC (“BlackRock Advisors”), a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”), and BlackRock Kelso Capital Advisors LLC (“BKCA”), the advisor to the Company, entered into a definitive agreement wherein BlackRock Advisors will acquire certain assets of BKCA (the “Transaction”). Contingent upon BKCC stockholder approval and subject to other closing conditions, BlackRock Advisors will enter into an investment management agreement with the Company and serve as BKCC’s investment manager following the completion of the Transaction.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.

BlackRock has substantial investment and portfolio management experience, which we believe will be beneficial to the Company and our stockholders. As part of the BlackRock platform, we will continue to seek to enhance the risk-return profile of the Company, strengthen its distribution paying capacity and optimize the valuation for our shareholders.

Upon completion of the Transaction, James R. Maher and Michael B. Lazar will be stepping down from their roles with the Company. Mr. Maher, the Company’s Chairman and Chief Executive Officer, will remain on the Board of Directors and will become a senior advisor to BlackRock to assist in the transition of the business. Mr. Lazar, Chief Operating Officer of the Company, has also agreed to serve as an advisor to BlackRock in transitioning the business, including portfolio responsibility and business operations. Mr. Lazar will step down from the Board at closing. Steve Sterling, Managing Director and head of BlackRock’s Global Capital Markets group, will assume the role of CEO of the Company at closing, subject to Board approval.

Completion of the Transaction is expected to occur in the first quarter of 2015 and remains subject to customary closing conditions. Financial terms are not disclosed.

•	On October 31, 2014, we completed a transaction with Gordon Brothers Group to launch Gordon Brothers Finance Company (“GBFC”) which will be a majority owned portfolio company comprised of twenty-three loans at close. We invested approximately $94.6 million, which consisted of $71.0 million of newly issued LIBOR + 11.0% (1.0% Floor) senior notes, $13.0 million of newly issued 13.5% coupon preferred stock, and $10.6 million of common equity.

•	On October 1, 2014, a U.K. based media company announced its intention to buy Advanstar Communications, Inc. with a targeted close of January 2015. Anticipated proceeds of $26.4 million on our combined preferred and LLC interests are expected to result in realized gains of approximately $14.4 million. As anticipated, this would further reduce our portfolio’s equity composition while generating additional proceeds to redeploy into income producing assets.

Portfolio and Investment Activity

(dollar amounts in millions)

	Three months ended September 30, 2014	Three months ended September 30, 2013
Gross commitments	$142.6	$133.1
Exits of commitments	117.3	16.0
Number of portfolio company investments at the end of period	42	47
Weighted average (“WA”) yield of debt and income producing equity securities, at cost	11.8%	11.7%
WA yield of senior secured loans, at cost	11.4%	10.9%
WA yield of other debt securities, at cost	13.0%	13.2%
Average investment by portfolio company, at amortized cost (excluding those below $5.0 million)	$28.1	$21.6

•	The composition of our portfolio invested in senior secured loans increased 6% to 54% during the quarter. Unsecured or subordinated debt securities and cash equivalents decreased a respective 4% and 3%, while the composition of our portfolio invested in senior secured notes and equity securities remained relatively unchanged at 9% and 18%, respectively. With the anticipated sale of our investments in Advanstar Communications, Inc. in the coming months, we expect the composition of our equity investments to further decline.

•	Net unrealized appreciation increased $9.2 million during the current quarter bringing total balance sheet unrealized appreciation to $83.1 million. Taken in conjunction with $0.5 million of realized gains during the period, our net realized and unrealized gains of $9.6 million helped to drive our net asset value per share up another $0.18 for the quarter to $9.97 per share at September 30, 2014. This was a further increase over our $9.38 net asset value per share at this time last year.

•	Fee income earned due to capital structuring, commitment, administration and amendments, as well as prepayment penalties totaled $4.8 million, or $0.06 per share, as compared to $2.4 million, or $0.03 per share for the same period last year. Removing fee income, our remaining investment income increased from $27.9 million to $28.3 million from the second to the third quarter of 2014.

•	There was an additional $0.6 million accrual for incentive management fees based on gains during the quarter. This accrual was primarily the result of a $9.2 million increase in unrealized appreciation for the period. Partially offsetting this accrual is the impact of a $0.6 million accrual relating to incentive management fees earned, and gross unrealized depreciation in the last period, which reduced the amount of fees to be paid, although amounts had already been accrued. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive; however, the resulting fee accrual is not due and payable until June 30, if at all. Furthermore, while no incentive management fees based on income were earned and payable during the quarter, pro-forma incentive management fees earned were $2.6 million, had they been accrued ratably throughout the year.

•	Our leverage, net of available cash and receivables for investments sold, stood at 0.39 times at quarter end, providing us with available debt capacity under our asset coverage requirements of $379.5 million and $349.0 million available under our senior secured, revolving credit facility.

•	As compared to last year, our weighted average cost of debt decreased 30 basis points to 5.20% due to securing more favorable pricing with the amendment of our credit facility earlier this year. Average debt outstanding increased from $359.5 million last year to $414.6 million this year, resulting in a 1.1% increase in total borrowing costs during the quarter as compared to last year’s quarterly average.

•	Our net investment income, as adjusted, was $0.23 per share, relative to distributions declared of $0.21 per share, resulting in net investment income dividend coverage of 111%. Year to date, our net investment income, as adjusted, was $0.65 per share, relative to distributions declared of $0.68 per share. Realized gains during the year provided another $1.12 per share of earnings with no accompanying distribution requirement, resulting in $1.77 per share of combined net investment income and realized gains, for dividend coverage of 260%.

•	Tax characteristics of all 2013 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2013 distributions of $1.04 per share were comprised of ordinary income of $0.60 and a $0.44 return of capital, bringing our return of capital distributions since inception to $1.70 per share. As part of our strategic tax planning, from time to time we are able to reduce our investment company taxable income by losses taken on ordinary assets, thus minimizing the amount of taxable income to be reported by our shareholders. For more information on our GAAP distributions, please refer to the Section 19 Notice that will be posted within the Distribution History section of our website.

•	We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2013.

Liquidity and Capital Resources

At September 30, 2014, we had approximately $42.5 million in cash and cash equivalents, $360.2 million in debt outstanding and, subject to leverage and borrowing base restrictions, $391.5 million of net cash and availability under our amended and restated revolving credit facility, which matures in March 2019. Relative to our $1.1 billion dollar portfolio at fair value, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. At September 30, 2014, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 304% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, November 6, 2014 to discuss its third quarter 2014 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 97619941). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com. Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, November 6, 2014 and ending at midnight on Thursday, November 13, 2014. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 97619941.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Kelso Capital’s website within the presentations section of the investor relations page (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $737,468,122 and $854,947,802)	$743,840,944	$881,305,181
Non-controlled, affiliated investments (cost of $96,801,768 and $75,514,208)	187,377,344	134,096,291
Controlled investments (cost of $133,765,471 and $154,038,211)	122,603,340	202,570,992

Total investments at fair value (cost of $968,035,361 and $1,084,500,221)	1,053,821,628	1,217,972,464
Cash and cash equivalents	42,452,397	18,474,784
Receivable for investments sold	29,048,791	22,756,286
Interest receivable	15,147,334	11,033,061
Prepaid expenses and other assets	10,314,226	11,410,320

Total Assets	$1,150,784,376	$1,281,646,915

Liabilities
Payable for investments purchased	$—	$21,000,000
Debt	360,165,635	477,981,494
Interest payable	3,260,713	7,896,016
Distributions payable	15,657,129	19,344,682
Base management fees payable	5,621,443	5,803,497
Incentive management fees payable	17,247,288	34,725,204
Accrued administrative services	120,750	270,000
Other accrued expenses and payables	5,482,107	4,921,681

Total Liabilities	407,555,065	571,942,574

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,193,338 and 75,827,692 issued and 74,557,583 and 74,402,185 outstanding	76,193	75,828
Paid-in capital in excess of par	897,867,522	894,649,992
Distributions in excess of taxable net investment income	(23,182,167)	(19,373,748)
Accumulated net realized loss	(203,419,163)	(286,693,363)
Net unrealized appreciation (depreciation)	83,143,221	130,522,308
Treasury stock at cost, 1,635,755 and 1,425,507 shares held	(11,256,295)	(9,476,676)

Total Net Assets	743,229,311	709,704,341

Total Liabilities and Net Assets	$1,150,784,376	$1,281,646,915

Net Asset Value Per Share	$9.97	$9.54

BlackRock Kelso Capital Corporation Consolidated Statements of Operations (Unaudited)	Three months ended September 30, 2014	Three months ended September 30, 2013	Nine months ended September 30, 2014	Nine months ended September 30, 2013
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$23,400,184	$21,370,250	$70,712,028	$73,117,037
Non-controlled, affiliated investments	1,223,632	3,876,098	3,433,189	5,958,969
Controlled investments	3,075,657	2,702,931	8,955,752	7,641,475

Total interest income	27,699,473	27,949,279	83,100,969	86,717,481
Fee income:
Non-controlled, non-affiliated investments	4,821,002	29,875	11,418,307	7,578,694
Non-controlled, affiliated investments	—	—	—	—
Controlled investments	25,000	2,350,000	225,000	2,638,680

Total fee income	4,846,002	2,379,875	11,643,307	10,217,374

Dividend income:
Non-controlled, non-affiliated investments	37,366	640,163	109,224	1,226,348
Non-controlled, affiliated investments	579,827	413,302	1,637,805	487,141
Controlled investments	—	—	—	—

Total dividend income	617,193	1,053,465	1,747,029	1,713,489

Total investment income	33,162,668	31,382,619	96,491,305	98,648,344

Expenses:
Base management fees	5,621,443	5,286,986	17,892,011	15,826,168
Interest and credit facility fees	5,283,546	5,455,017	16,899,287	15,128,057
Incentive management fees	593,837	9,358,529	7,022,626	16,692,244
Investment advisor expenses	574,964	479,871	1,684,238	1,520,714
Amortization of debt issuance costs	524,766	568,678	1,588,436	1,431,226
Professional fees	450,052	541,180	1,550,416	1,647,600
Director fees	194,500	194,500	531,000	474,000
Administrative services	108,840	174,288	395,967	607,429
Other	478,262	449,909	2,069,346	2,263,313

Total expenses	13,830,210	22,508,958	49,633,327	55,590,751

Net Investment Income	19,332,458	8,873,661	46,857,978	43,057,593

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	26,856	307,321	34,419,907	(25,980,491)
Non-controlled, affiliated investments	423,373	—	423,373	21
Controlled investments	—	769,604	48,430,920	(31,890,556)
Foreign currency	—	(933,861)	—	(166,934)

Net realized loss	450,229	143,064	83,274,200	(58,037,960)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	4,031,126	(408,094)	(19,267,935)	21,595,785
Non-controlled, affiliated investments	17,734,541	4,602,853	31,993,493	28,621,996
Controlled investments	(12,201,674)	6,507,911	(59,694,912)	26,688,350
Foreign currency translation	(377,158)	124,348	(409,733)	(261,485)

Net change in unrealized appreciation or depreciation	9,186,835	10,827,018	(47,379,087)	76,644,646

Net realized and unrealized gain (loss)	9,637,064	10,970,082	35,895,113	18,606,686

Net Increase in Net Assets Resulting from Operations	$28,969,522	$19,843,743	$82,753,091	$61,664,279

Net Investment Income Per Share – basic	$0.26	$0.12	$0.63	$0.58

Earnings Per Share - basic	$0.39	$0.27	$1.11	$0.83

Weighted-Average Shares Outstanding - basic	74,556,389	74,239,932	74,536,270	74,099,028

Net Investment Income Per Share - diluted	$0.25	$0.12	$0.61	$0.57

Earnings Per Share - diluted	$0.36	$0.26	$1.04	$0.80

Weighted-Average Shares Outstanding - diluted	84,453,116	84,136,659	84,432,998	82,183,168

Dividends Declared Per Share	$0.21	$0.26	$0.68	$0.78

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended September 30, 2014	Three months ended September 30, 2013	Nine months ended September 30, 2014	Nine months ended September 30, 2013
GAAP Basis:
Net Investment Income	$19,332,458	$8,873,661	$46,857,978	$43,057,593
Net Investment Income per share	0.26	0.12	0.63	0.58
Addback: GAAP incentive management fee expense based on Gains	593,837	9,358,529	7,022,626	14,774,276
Addback: GAAP incentive management fee expense based on Income	—	—	—	1,917,968
Pre-Incentive Fee[2]:
Net Investment Income	$19,926,295	$18,232,190	$53,880,604	$59,749,837
Net Investment Income per share	0.27	0.25	0.72	0.81
Less: Incremental incentive management fee expense based on Income	2,613,638	2,114,510	5,467,636	8,390,983
As Adjusted[1]:
Net Investment Income	$17,312,657	$16,117,680	$48,412,968	$51,358,854
Net Investment Income per share	0.23	0.22	0.65	0.69

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on Gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on each trailing four-fiscal quarter period, applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Pre-Incentive Fee2: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Additional Information and Where to Find It

In connection with the Transaction, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrockkelso.com) or by writing to the Company at 40 East 52nd Street, New York, New York 10022 (telephone number 212-810-5800).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on March 19, 2014, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Information regarding the identity of the potential participants, and their direct or indirect interests in the Transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the Transaction.

Forward-looking statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations, including, without limitation, the statements made concerning BlackRock Kelso Capital’s intent to consummate the Transaction. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; (15) the impact of changes to tax legislation and, generally, our tax position; (16) the risk that the Transaction may not be consummated in a timely manner, if at all; (17) the effect of the announcement of the Transaction on BlackRock Kelso Capital’s business relationships, operating results and business generally; (18) risks related to obtaining the requisite consents to the Transaction; and (19) the possibility that BlackRock Kelso Capital’s share price could decline following the announcement of the Transaction.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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